Exhibit 10.21

Agreement for Sale of Commodity entered by and between the Fifth Season (Zhejiang) Commerce and Trade Co., Ltd. and Shanghai Tongli Metal Co., Ltd.

Party A: The Fifth Season (Zhejiang) Commerce and Trade Co., Ltd.

Party B: Shanghai Tongli Metal Co., Ltd.

  General Information
  Pursuant to the contract entered on February 9, 2011, Party B will buy the copper of 199.8025 tons, iron of 150.010 tons and steel of 90.228 tons from Party A.
  Fees of the Commodity and Payment Arrangement
  The total fees will be RMB 32,853,629.38 yuan.
  Party B will pay when the goods are delivered.
  Delivery Date
  nil
  Headlines of the articles omitted
  Validity, Modification and Termination of Contract
  Dispute Settlement
  Breach of the Agreement
  Miscellaneous